Exhibit 99.4
Other data
(Unaudited)
(in thousands)

Other Financial Data:
Capital expenditures	$42,456	$30,636	$25,114	$18,299	$32,324	$24,293

12

EBITDA

EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with generally accepted accounting procedures in the United States (GAAP). This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to operating income, cash flows or any other measures of performance or liquidity prepared in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.

We present EBITDA because certain covenants in the indenture relating to the notes we intend to issue on December 19, 2006 (the “notes”) are tied to a ratio based on this measure. “EBITDA” represents net income before interest expense, income tax provision and depreciation and amortization. Set forth below in the reconciliation are certain other adjustments to EBITDA contemplated by the indenture for the notes. You are encouraged to evaluate each adjustment and whether you consider each to be appropriate. In addition, in evaluating EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of EBITDA. Our presentation of EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our calculation of EBITDA may not be comparable to a similarly entitled measure reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA is customarily used by securities analysts, investors and other interested parties to provide useful information regarding a company’s ability to service and/or incur indebtedness. The indenture requires that our Fixed Charge Coverage Ratio equal or exceed 2.0x in order for us to be able to incur additional debt, subject to certain exceptions. EBITDA is used in the calculation of Fixed Charge Coverage Ratio.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.

The following is a reconciliation of net income to EBITDA:

					Pro Forma

						Twelve
	Year Ended		Nine Months Ended		Year Ended	Months Ended
	December 31,		September 30		December 31,	September 30,

	2004	2005	2005	2006	2005	2006(a)

			(Unaudited)		(Unaudited)
	(In thousands)
Net income (loss) from continuing operations	$28,039	$(5,746)	$12,553	$4,457	$(37,550)	$(25,157)
Income tax expense (benefit)	19,295	1,678	10,340	5,347	(17,862)	(12,160)
Interest expense, net	35,699	36,003	26,514	31,935	76,347	79,548
Depreciation and amortization of intangible assets	40,397	37,140	27,781	28,003	37,922	37,541

EBITDA	123,430	69,075	77,188	69,742	58,857	79,772

Sale of inventory written-up to market per GAAP(b)	—	—	—	7,296	8,800	—
Asset impairments and cost of facility consolidation and integration(c)	1,390	23,917	4,769	12,004	29,346	25,723
Write-off of deferred financing costs from refinancing(d)	—	—	—	2,625	2,625	—
Cost of new business(e)	—	—	—	3,928	—	3,928
Warranty reserves(f)	—	14,000	—	—	14,000	14,000
Non-cash charges(g)	4,038	1,203	648	1,172	1,203	1,726
Management fee(h)	2,000	2,000	1,500	1,500	2,000	2,000
Completed initiatives(i)	—	—	—	—	—	6,000

(a)	Our pro forma financial information for the twelve months ended in September 30, 2006 does not include the fourth quarter 2005 results of ASC. We estimate that ASC’s net sales for the three months ended December 31, 2005 were between $25.0 and $27.0 million and that ASC’s Adjusted EBITDA for the three months ended December 31, 2005 was between $3.0 and $4.0 million.

(b)	In accordance with GAAP, ASC’s inventory on hand at the ASC Acquisition Date was written up from ASC’s historical cost to fair market value. When this inventory is sold, the difference in value is charged to cost of sales, reducing reported gross profit. After the written-up inventory has all been sold, cost of sales will reflect ASC’s historical costs. The adjustments reflect the difference in value related to the inventory sold during the relevant period, net of minority interest.

(c)	The following table represents asset impairment, facility consolidation and integration charges as set forth below:

	Pro Forma

		Twelve Months
	Year Ended	Ended
	December 31,	September 30,

	2005	2006

	(unaudited)
	(in millions)
Impairment — trademark (i)	$8.1	$8.1
Impairment — software (ii)	3.8	3.8
Loss on contractual commitment (iii)	1.3	1.3
Impairment — property, plant and equipment (iv)	5.5	5.5
Closure of UK facility (v)	2.8
Closure of Canadian facility (vi)		0.9
Closure of Mexican facility (vii)		5.4
Water pump integration (viii)	5.4
Facilities closing and severence (ix)	2.4	0.7

Total	29.3	25.7

(i) In the fourth quarter of 2005, we wrote down one of our trademarks. The write-down was due to a customer’s decision to market a significant portion of our products under its own private label, instead of under our brand. This resulted in significantly lower sales under our brand and, consequently, an impairment loss.

(ii) In 2004 and 2005, we incurred costs to install a new integrated software system at all of our North American operations. In the third quarter of 2005, we implemented the software at three of our facilities. Because of cost/benefit and cash flow considerations, we decided to abandon the plan to implement the system at the other facilities. Consequently, we wrote off the costs incurred related to the other facilities.

(iii) As a result of the decision not to implement the new software system at all North American operations, we recorded a loss related to a contractual commitment for computer services that would not be used at all operations as initially planned.

(iv) In the fourth quarter of 2005, we incurred an impairment charge to write down certain fixed assets to fair market value.

(v) In the second and third quarters of 2005, we incurred charges in connection with the abandonment of our UK water pump manufacturing operation.

(vi) In March 2006, we decided to close our Canadian fuel pump facility and transfer its operations to Fairfeld, Illinois, resulting in asset write-offs and severance and other closure related costs.

(vii) In April 2006, we decided to close our Mexican filter facility and transfer its operations to Albion, Illinois, resulting in asset write-offs and severance and other closure related costs.

(viii) In 2006, as a result of our integration of ASC and our existing water pump operations, we incurred asset impairment write-downs and other costs.

(ix) We incurred additional one-time charges for several facilities consolidation and severance costs.

(d)	In connection with the ASC Acquisition, UCI entered into a senior credit agreement, which replaced UCI’s previously existing senior credit facility and provided for additional borrowing capacity of up to $113.0 million. As a result of this refinancing, we recorded a $2.6 million loss in May 2006 to write off the unamortized deferred financing costs related to the previously outstanding debt.

(e)	In connection with certain new business wins, we incurred an aggregate of $3.9 million of one-time costs relating to repurchase of the previous suppliers’ inventory and certain other start-up costs.

(f)	In 2005, we reduced our net sales by $14.0 million based on a change in estimate with respect to our warranty reserves. This adjustment was based on new information relating to the average periods of time it takes for warranty claims to be received after the initial sale.

(g)	Primarily consists of non-cash pension and stock option charges. Also, in 2004, we recorded a non-recurring adjustment to increase our slow-moving and obsolete inventory reserve.

(h)	Represents management fees paid to Carlyle.

(i)	Represents the pro forma effect of certain completed initiatives on prior periods.

(i) $4.0 million — Represents the pro forma effect on prior periods of plant closures in the third quarter of 2006.

(ii) $2.0 million — Represents the pro forma effect on prior periods of headcount reductions in the first three quarters of 2006.